Exhibit 8.2

811 Main Street, Suite 3700
Houston, TX 77002
Tel: +1.713.546.5400 Fax: +1.713.546.5401
www.lw.com

FIRM / AFFILIATE OFFICES
Abu Dhabi	Milan
Barcelona	Moscow
Beijing	Munich
Boston	New Jersey
Brussels	New York
Century City	Orange County
Chicago	Paris
Doha	Riyadh
Dubai	Rome
Düsseldorf	San Diego
Frankfurt	San Francisco
Hamburg	Shanghai
Hong Kong	Silicon Valley
Houston	Singapore
London	Tokyo
Los Angeles	Washington, D.C.
Madrid

January 12, 2016

Rentech Nitrogen Partners, L.P.

10877 Wilshire Boulevard

10th Floor

Los Angeles, California 90024

Re:	Agreement and Plan of Merger dated August 9, 2015

Ladies and Gentlemen:

We have acted as special tax counsel to Rentech Nitrogen Partners, L.P., a Delaware limited partnership (“RNF”), in connection with (i) (a) the proposed merger (the “GP Merger”) of Lux Merger Sub 1, LLC, a Delaware limited liability company (“Merger Sub 1”) and a direct wholly-owned subsidiary of CVR Partners, LP, a Delaware limited partnership (“UAN”) with and into Rentech Nitrogen GP, LLC, a Delaware limited liability company (the “GP”), and (b) the proposed merger (the “Partnership Merger,” and together with the GP Merger, the “Merger”) of Lux Merger Sub 2, LLC, a Delaware limited liability company (“Merger Sub 2”) and a direct wholly-owned subsidiary of UAN with and into RNF, each as contemplated by the Agreement and Plan of Merger dated as of August 9, 2015 by and among UAN, Merger Sub 1, Merger Sub 2, RNF and the GP (the “Merger Agreement”), and (ii) the preparation of a Registration Statement on Form S-4 (File No. 333-206982) (as amended through the date hereof, the “Registration Statement”) of UAN, including the proxy statement/prospectus forming a part thereof, relating to the transactions contemplated by the Merger Agreement. This opinion is being delivered in connection with the Registration Statement. Capitalized terms not defined herein have the meanings specified in the Merger Agreement unless otherwise indicated.

In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations, covenants and warranties contained in (i) the Merger Agreement (including any Exhibits and Schedules thereto), (ii) the Registration Statement and

January 12, 2016

the proxy statement/prospectus, (iii) the respective tax officer’s certificates of RNF and UAN, each delivered to us for purposes of this opinion (the “Officer’s Certificates”), and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

In addition, we have assumed, with your consent, that:

1.	Original documents (including signatures) are authentic, and documents submitted to us as copies conform to the original documents, and there has been (or will be by the effective time of the Merger) execution and delivery of all documents where execution and delivery are prerequisites to the effectiveness thereof;

2.	The Merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement, the Registration Statement and the proxy statement/prospectus, and the Merger will be effective under the laws of the State of Delaware;

3.	All factual statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct in all respects and will remain true, complete and correct in all respects up to and including the effective time of the Merger, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions or representations or which make any such factual statements, descriptions or representations untrue, incomplete or incorrect at the effective time of the Merger;

4.	Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified are true, complete and correct in all respects and will continue to be true, complete and correct in all respects at all times up to and including the effective time of the Merger, in each case without such qualification; and

5.	The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement, the Registration Statement and the proxy statement/prospectus.

Based upon and subject to the foregoing, and subject to the qualifications, exceptions, assumptions and limitations stated in the Merger Agreement, the Registration Statement and the proxy statement/prospectus constituting part of the Registration Statement, all statements of legal conclusion in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Mergers” as they relate to the tax consequences of the Merger to RNF and its unitholders constitute the opinion of Latham & Watkins LLP as to the material U.S. federal income tax consequences of the matters described therein.

January 12, 2016

In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

1.	This opinion represents our best judgment regarding the application of U.S. federal income tax laws arising under the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures, but does not address all of the U.S. federal income tax consequences of the Merger or all of the matters discussed in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Mergers.” We express no opinion as to state, local, foreign, or other tax consequences, and we express no opinion as to U.S. federal tax consequences, other than as set forth herein and in the Registration Statement. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the validity of the conclusions stated herein and in the Registration Statement. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws.

2.	No opinion is expressed as (i) to any transaction other than the Merger as described in the Merger Agreement, (ii) to any matter not discussed in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Mergers” or (iii) to any matter whatsoever if, to the extent relevant to our opinion, either all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any provisions thereof or all of the factual statements, representations, warranties and assumptions upon which we have relied, including in the Registration Statement, the proxy statement/prospectus and the Officer’s Certificates, are not true and accurate at all relevant times.

We are furnishing this opinion in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name therein under the caption “Material U.S. Federal Income Tax Consequences of the Mergers.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

By:	/s/ Latham & Watkins LLP
Name:	Latham & Watkins LLP